Brooke Corporation Reports Earnings Increase in First Quarter

Wednesday April 25, 4:56 pm ET

OVERLAND PARK, Kan., April 25 /PRNewswire-FirstCall/ -- Brooke Corporation (Nasdaq: BXXX - News) today reported its first quarter financial results.

Net earnings for the three months ended March 31, 2007, totaled $6,809,000, or 48 cents per diluted share, on revenues of $64,024,000, compared to net earnings of $3,532,000, or 27 cents per diluted share, on revenues of $41,186,000 for the same period in the prior year. For this three-month period, total earnings increased 93 percent and total revenues increased 55 percent. Total earnings increased primarily as the result of increased initial franchise fee revenue from opening more franchise locations, and increased revenues from the sale of loans.

Separate discussions of segment revenues and selected data follow.

Lending Segment

During the first quarter of 2007, the lending segment recorded before tax income of $7,950,000, compared to before tax income of $1,507,000 in the first quarter of 2006. This segment's performance is consistent with the earn-out benchmarks announced in connection with the pending merger between Oakmont and Brooke Credit. The lending segment's loan portfolio increased to $512,700,000 on March 31, 2007.

Robert D. Orr, chairman and chief executive officer of Brooke Corporation stated, "Brooke Credit Corporation recently initiated a $150,000,000 off-balance sheet facility with Fifth Third Bank that significantly increased its revenues from gain on loan sales and resulted in a substantial increase in quarterly profits."

Franchise Segment

During the first quarter of 2007, the franchise segment recorded before tax income of $4,514,000, compared to before tax income of $3,586,000 in the first quarter of 2006. The number of franchise locations increased to 810 on March 31, 2007.

Orr stated, "Brooke Franchise Corporation added 90 insurance franchise locations in the first quarter of 2007 which is nearly double the number of franchises granted in the first quarter of 2006. Interest in our franchise program remains strong despite the challenges of starting and growing an insurance agency."

Brokerage Segment

During the first quarter of 2007, the brokerage segment recorded a before tax loss of $272,000, compared to before tax income of $952,000 in the first quarter of 2006.

Orr stated, "The loan brokerage activities previously in the brokerage segment are now a part of the financial services segment and the brokerage segment now focuses exclusively on brokerage of hard-to-place and niche property and casualty insurance policies. The segment's quarterly revenues and profits were adversely affected by the elimination of loan brokerage fees and the impact of the soft insurance market on commissions."

Financial Services Segment

The financial services segment was added during the first quarter of 2007 as a result of the recent acquisitions of Brooke Savings Bank and a controlling interest in First American Capital Corporation. The financial services segment includes activities associated with the sale of banking services, life insurance policies and the brokering of loans to insurance related businesses. During the first quarter of 2007, the financial services segment recorded before tax income of $105,000.

Corporate

Corporate revenues primarily result from shared services fees paid by Brooke Corporation's subsidiaries for legal, accounting, human resources, information technology and facilities management services provided by the parent company. Brooke Corporation received shared services fees of $1,785,000 in the first quarter of 2007, compared to $2,100,000 in the first quarter of 2006.

Consolidating entries are excluded from segment financial data.

Additional information is provided in the quarterly report on Form 10-Q filed with the Securities and Exchange Commission.

Earnings Conference Call

Brooke Corporation will host a conference call for analysts and investors at 4 p.m. CDT (5 p.m. EDT) today. Company representatives participating in the conference call include Chairman and Chief Executive Officer, Robert Orr, President and Chief Operating Officer, Anita Larson, Chief Financial Officer, Leland Orr, President and Chief Executive Officer of Brooke Franchise Corporation, Shawn Lowry, and President and Chief Executive Officer of Brooke Credit Corporation, Mick Lowry. The public and media are invited to listen to the call, which will be broadcast live via the Internet. The call is being webcast by Thomson/CCBN and can be accessed at Brooke Corporation's Web site, http://www.brookecorp.com . A replay of the call will be available on the Web site for the next 12 months.

About Brooke Corporation ... Brooke Corporation is listed on the Nasdaq Global Market under the symbol "BXXX". Its wholly owned subsidiary, Brooke Franchise Corporation, distributes insurance and banking services through a network of more than 800 franchise locations. Brooke Franchise was named the 22nd largest U.S. insurance agency by Business Insurance magazine (2006) and the country's No. 37 top franchise opportunity by Entrepreneur magazine (2007). For more information, visit http://www.brookeagent.com.

This press release contains forward-looking statements. All forward-looking statements involve risks and uncertainties, and several factors could cause actual results to differ materially from those in the forward-looking statements. The following factors, among others, could cause actual results to differ from those indicated in the forward-looking statements: the uncertainty that the Company will achieve its short-term and long-term profitability and growth goals, uncertainties associated with market acceptance of and demand for the Company's products and services, the impact of competitive products and pricing, the dependence on third-party suppliers and their pricing, the ability to meet product demand, the availability of funding sources, the exposure to market risks, uncertainties associated with the development of technology, changes in the law and in economic, political and regulatory environments, changes in management, the dependence on intellectual property rights, the effectiveness of internal controls, and risks and factors described from time to time in reports and registration statements filed by Brooke Corporation with the Securities and Exchange Commission. A more complete description of Brooke's business is provided in Brooke Corporation's most recent annual, quarterly and current reports, which are available from Brooke Corporation without charge or at http://www.sec.gov.